EXHIBIT 10.17

HIGHLY CONFIDENTIAL

SERVICES AGREEMENT

dated September 27, 2002

among

GENERAL ELECTRIC COMPANY,

GXS HOLDINGS, INC. f/k/a RMS ELECTRONIC COMMERCE SYSTEMS, INC.

GLOBAL ACQUISITION COMPANY

and

GE CAPITAL FINANCIAL INC.

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1

ARTICLE II

SERVICES AND TERMS

SECTION 2.01. Services and Terms	6

ARTICLE III

GE POLICIES AND MATERIALS

SECTION 3.01. Accounting Policies	6
SECTION 3.02. Corporate Policies	6
SECTION 3.03. Six Sigma Materials	7
SECTION 3.04. Limitation on Rights and Obligations with Respect to the GE Materials	7

ARTICLE IV

OTHER ARRANGEMENTS

SECTION 4.01. Six Sigma Third Party Licenses	8
SECTION 4.02. SAMGE	8
SECTION 4.03. Software Licenses	9
SECTION 4.04. Corporate Purchasing Contracts	9
SECTION 4.05. Telecommunications Contracts	9

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Leases	10
SECTION 5.02. GE Computer-Based and Other Resources	10
SECTION 5.03. Employee Benefits Matters	10
SECTION 5.04. CR&D Matters	11
SECTION 5.05. Charge Card Administration	11
SECTION 5.06. Access	11

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Page

ARTICLE VI

COSTS AND DISBURSEMENTS

SECTION 6.01. Costs and Disbursements	12

ARTICLE VII

STANDARD FOR SERVICE

SECTION 7.01. Standard for Service	12

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

SECTION 8.01. Limited Liability of a Provider	13
SECTION 8.02. Additional Limitation on Liability	13
SECTION 8.03. Indemnification of Each Provider by the Relevant Recipient	13
SECTION 8.04. Indemnification of Each Recipient by the Relevant Provider	13
SECTION 8.05. Indemnification of GE Indemnified Parties	14
SECTION 8.06. Indemnification of Acquiror Indemnified Parties	14
SECTION 8.07. Indemnification Procedures	14

ARTICLE IX

DISPUTE RESOLUTION

SECTION 9.01. Dispute Resolution	14

ARTICLE X

TERMINATION

SECTION 10.01. Termination	15
SECTION 10.02. Effect of Termination	15
SECTION 10.03. Force Majeure	16

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. No Agency	16
SECTION 11.02. Subcontractors	16
SECTION 11.03. Further Assurances	17
SECTION 11.04. Treatment of Confidential Information	17

ii

iii

SCHEDULES

SCHEDULE A SCHEDULE B SCHEDULE C	GE Services Services provided to GE Leased/Subleased Facilities and GE Services

     This Services Agreement, dated as of September 27, 2002 (this “Agreement”), is made among GENERAL ELECTRIC COMPANY, a New York corporation (“General Electric”), GLOBAL ACQUISITION COMPANY, a Delaware corporation (the “Acquiror”) and GXS HOLDINGS, INC. f/k/a RMS ELECTRONIC COMMERCE SYSTEMS, INC. (“RMS”), a Delaware corporation, GE Capital Financial Inc., a Utah corporation (“GECF”), and GXS Corporation, a Delaware corporation (“GXS Corporation”).

RECITALS

     WHEREAS, General Electric, GE Investments, Inc., a Nevada corporation and a subsidiary of General Electric (“GEII”) and the Acquiror entered into a Recapitalization Agreement, dated as of June 21, 2002 (the “Recapitalization Agreement”).

     WHEREAS, it is contemplated by Section 5.13 of the Recapitalization Agreement that after the date hereof (a) General Electric will continue to provide or cause to be provided certain administrative and support services and other assistance to RMS (and/or its Subsidiaries, as appropriate, collectively hereinafter referred to as the “Company”) and (b) the Company will continue to provide or cause to be provided certain administrative and support services and other assistance to General Electric (and/or its Subsidiaries, as appropriate, collectively hereinafter referred to as “GE”).

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.01. Certain Defined Terms. (a)  Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Recapitalization Agreement.

     (b)  The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Acquiror” shall have the meaning set forth in the Preamble.

“Action” means any claim, action, suit, hearing, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Additional Agreements” means, collectively, the items set forth in Article V.

“Additional Limitation on Liability” shall have the meaning set forth in Section 8.02.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person;

provided, however, that for the purposes of the Recapitalization Agreement, the GE Parties shall not be deemed Affiliates of the Acquiror nor, after the Closing, of the Company or its Subsidiaries.

“After Tax Basis” means that, without delaying payment to the Indemnified Party of any Losses, (i) in determining the amount of the payment necessary to indemnify the Indemnified Party against Losses, the amount of such Losses shall, to the extent that such Indemnified Party has previously realized any reduction in income or franchise Tax as a result of sustaining such Losses, be determined net of a reduction in Tax calculated as 35% of the Losses associated with such Tax reduction, (ii) to the extent that, after payment of Losses to an Indemnified Party, such Indemnified Party thereafter realizes any reduction in income or franchise Tax as a result of having sustained such Losses which have not been treated under clause (i) as having reduced Tax, such Indemnified Party shall repay to the Indemnifying Party within ten Business Days of such realization an amount calculated as 35% of the Losses associated with such Tax reduction, (iii) to the extent that, as a result of any indemnification payment, such Indemnified Party would realize any increase in income or franchise Tax, the amount of such indemnification payment shall be increased by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt of such indemnification payment (as so increased), calculated as 35% thereof, and (iv) to the extent that any such reduction or increase in Tax is reversed, payments under this definition shall be recalculated and refunds made within ten Business Days.

“Agreement” shall have the meaning set forth in the Preamble.

“Alliance Issuers Guarantee Obligations” means the obligations of GECF pursuant to agreements with alliance issuers of GECF to guarantee the obligations of the Company with respect to corporate card program agreements and purchasing card program agreements (or the equivalent thereof) with non-U.S. financial institutions for employees of the Company.

“Ancillary Agreements” means this Agreement, the GE Monogram License Agreement, the Intellectual Property Agreement and License, the Employee Lease Agreement, the Transitional Employee Services Agreement and the Tax Matters Agreement, and each agreement, document, instrument or certificate contemplated by the Recapitalization Agreement to be executed by the GE Parties, RMS, GEIS or the Acquiror in connection with the consummation of the transactions contemplated by the Recapitalization Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the The City of New York, New York are required or authorized by Law to be closed.

“Closing” shall have the meaning set forth in Section 2.02 of the Recapitalization Agreement.

“Company” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in Section 10.02.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Costs and Disbursements” shall have the meaning set forth in Section 6.01.

“Dispute” shall have the meaning set forth in Section 9.01.

“Force Majeure” means an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GE” shall have the meaning set forth in the Preamble.

“GE Accounting Policies” means GE’s accounting policies and related documentation in written or electronic form, which are clarifications of U.S. GAAP, pursuant to which GE keeps its books and records and prepares consolidated financial statements.

“GE Indemnified Party” shall have the meaning set forth in Section 10.02(a) of the Recapitalization Agreement.

“GE International” shall have the meaning set forth in Section 4.02.

“GE Materials” means, collectively, those items set forth in Article III.

“GE Policies and Materials” shall have the meaning set forth in Sections 3.01 through 3.04.

“GE Services” shall have the meaning set forth in Section 2.01.

“GEII” shall have the meaning set forth in the Recitals.

“General Electric” shall have the meaning set forth in the Preamble.

“General Provisions” means, collectively, those items set forth in Article XI.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Guarantee Parties” shall have the meaning as described in Section 5.05.

“Indemnification” shall have the meaning set forth in Sections 8.03 through 8.07.

“Intellectual Property” means: (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and (iii) confidential and proprietary information, including trade secrets and know-how. As used in the Recapitalization Agreement, the term “Intellectual Property” expressly excludes Trademarks.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, common law, order or other requirement or rule of law.

“Limited Liability” shall have the meaning as described in Sections 8.01 and 8.02.

“Limited Liability of a Provider” shall have the meaning as described in Section 8.01.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees).

“Management Contract” shall have the meaning set forth in Section 4.02.

“Other Arrangements” means, collectively, those items set forth in Article IV.

“Other Costs” shall have the meaning set forth in Section 6.01(a).

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Policy Guide” shall have the meaning set forth in Section 3.02(a).

“Program Agreements” shall have the meaning set forth in Section 5.5.

“Program Agreements Obligations” shall have the meaning set forth in Section 5.5.

“Provider” means the party providing a Service under this Agreement. In the case of any Undertaking, Provider shall mean GE.

“Provider Indemnified Party” shall have the meaning set forth in Section 8.01.

“Recapitalization Agreement” shall have the meaning set forth in the Recitals.

“Recipient” means the party to whom a Service under this Agreement is being provided. In the case of any Undertaking, Recipient shall mean the Company.

“Recipient Indemnified Party” shall have the meaning set forth in Section 8.04.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, accountants, financing sources, investment bankers or other representatives of such Person.

“RMS” shall have the meaning set forth in the Preamble.

“SAMGE” shall have the meaning set forth in Section 4.02.

“Service Charges” shall have the meaning set forth in Section 6.01(a).

“Service Termination Date” with respect to a particular Service shall have the meaning associated with such Service as specified in Schedule A or B hereto, as the case may be.

“Services” shall have the meaning set forth in Section 2.01.

“Six Sigma Materials” shall have the meaning set forth in Section 3.03.

“Six Sigma Provider” shall have the meaning set forth in Section 4.01(a).

“Software Licenses” shall have the meaning as described in Section 4.03.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Termination” shall have the meaning as set forth in Article X.

“Transaction Agreements” means the Recapitalization Agreement and each of the Ancillary Agreements.

“Undertakings” means, collectively, GE’s obligations with respect to the GE Materials and Other Arrangements.

ARTICLE II

SERVICES AND TERMS

     SECTION 2.01. Services and Terms. During the period commencing on the date hereof and ending on the relevant Service Termination Date (as specified in Schedule A or B hereto, as the case may be), subject to the provisions set forth in Article X, GE shall provide or cause to be provided to the Company the services listed in Schedule A (the “GE Services”) and, at the request of GE, the Company shall provide or cause to be provided to GE the services listed in Schedule B hereto (collectively with the GE Services, the “Services”); provided, however, that services provided in China, Philippines and India shall terminate on the expiration of its term as defined in Schedule A, unless prohibited by applicable Law.

ARTICLE III

GE POLICIES AND MATERIALS

     SECTION 3.01. Accounting Policies. For a period of up to two (2) years from the date hereof, GE shall permit the Company to use the GE Accounting Policies for the Company’s internal accounting and reporting purposes; it being understood and agreed that GE makes no representation or warranty as to the suitability of the GE Accounting Policies for use by the Company. During such period, GE shall provide the Company with only those revisions to the GE Accounting Policies that are issued in final form to GE’s constituent businesses, which revisions shall be provided to the Company as soon as reasonably practicable after such revisions are issued by GE but in no event later than the time such Accounting Policies are issued to GE’s constituent businesses. Promptly following the expiration of such two (2) year period, the Company shall return to GE or destroy (with such destruction certified in writing to GE) the GE Accounting Policies and shall cease using all such Policies and all related documentation.

     SECTION 3.02. Corporate Policies. (a)  GE shall permit the Company to adopt the policies summarized in the compliance guide entitled Integrity: the Spirit and Letter of Our Commitment and the procedures and guidelines related thereto published in their entirety on the website integrity.ge.com (the “Policy Guide”) as the Company’s own policies, procedures and guidelines. The Company may create materials based on the Policy Guide for distribution to the Company’s employees and others. It is understood and agreed that GE makes no representation or warranty as to the suitability of the Policy Guide for use by the Company.

     (b)  Notwithstanding the foregoing, (i) the text of any materials related to or based upon the Policy Guide created by or on behalf of the Company may not contain any references to GE, GE publications, GE personnel (including senior management) or GE management structures, (ii) the title of the Policy Guide may not be used in any materials created by or on behalf of the Company and (iii) any such materials created by or on behalf of the Company may not be confusingly similar, in part or in whole, to the Policy Guide, as applicable, in appearance, form and/or style (it being understood that such materials may have the content otherwise permitted by this provision).

     SECTION 3.03. Six Sigma Materials. GE, subject to any existing legal or contractual restrictions, agrees not to assert any claim that GE may now or in the future have against the Company arising solely out of the Company’s internal use of software, documentation and other materials owned by GE relating to the Six Sigma program in use by the Company prior to the date hereof (the “Six Sigma Materials”) by its employees or by those certain contractors who are granted access to the Six Sigma Materials only if such contractors are legally bound by reasonably stringent confidentiality agreements with respect to the Six Sigma Materials. Notwithstanding the foregoing, GE’s agreement not to assert claims against the Company shall not extend to any claim that GE may have at any time against the Company arising out of or in connection with (a) any breach of any obligation to maintain the confidentiality of the Six Sigma Materials, (b) use of GE’s name in connection with the Six Sigma Materials, (c) any use, other than the Company’s internal use, of the Six Sigma Materials, including use of the Six Sigma Materials by the Company’s customers or suppliers or (d) any claim arising out of circumstances or facts relating to a claim or proceeding against GE by or on behalf of a Six Sigma Provider or any Affiliate thereof. Acquiror and the Company acknowledge and agree that the Six Sigma Materials and other materials owned by others and relating to the Six Sigma program are confidential and proprietary information. Further, Acquiror and the Company agree to take all actions necessary or advisable to ensure that the Six Sigma Materials and such other materials are not disclosed to any Person who is not a controlled Affiliate of Acquiror or the Company. In addition, as long as the Company remains a supplier to GE or its Subsidiaries, the Company shall have the right to use the Six Sigma Materials and any other materials relating to Six Sigma owned or used by GE to the same extent as GE permits its key customers or suppliers to use such materials.

     SECTION 3.04. Limitation on Rights and Obligations with Respect to the GE Materials. (a)  Other than as provided above, GE shall have no obligation (i) to notify the Company of any changes or proposed changes to any of the GE Materials, (ii) to include the Company in any consideration of proposed changes to any of the GE Materials, (iii) to provide draft changes of any of the GE Materials to the Company for review and comment or (iv) to provide the Company with any updated materials relating to any of the GE Materials. Acquiror and the Company acknowledge and agree that, except as expressly set forth above, GE reserves all rights in, to and under, including all Intellectual Property rights with respect to, the GE Materials and no rights with respect to ownership or use, except as otherwise expressly provided herein, shall vest in Acquiror, the Company or any of their respective Affiliates. Further Acquiror and the Company agree to take all actions necessary or advisable to ensure that the GE Materials are not used for any purpose other than the purposes set forth above. Acquiror and the Company will allow GE reasonable access to personnel and information as reasonably necessary to determine the Company’s compliance with the provisions set forth above. Notwithstanding any other provision contained herein, in the event GE determines that the Company has not complied in all material respects with some or all of its material obligations with respect to any or all of the GE Materials, GE shall provide written notice to the Company setting forth in detail the basis for such material non-compliance. Should the Company fail to perform such material obligation within fifteen (15) days of receipt of said written notice, GE may terminate the Company’s rights with respect to such GE Materials without further notice to the Company and, in such case, GE shall be entitled to require such GE Materials to be returned to GE or destroyed (with such destruction certified in writing to GE) promptly after such termination.

     (b)  In the event the Company or Acquiror on behalf of the Company determines to cease to avail itself of any of the GE Materials referred to in this Article III or upon expiration of any period during which the Company is permitted to use any of the GE Materials, GE and Acquiror will cooperate in good faith to take appropriate actions to effectuate such decision or expiration and protect GE’s rights and interests in the GE Materials.

ARTICLE IV

OTHER ARRANGEMENTS

     SECTION 4.01. Six Sigma Third Party Licenses. (a)  If and to the extent requested by Acquiror or the Company, GE shall use commercially reasonable efforts to assist the Company in its efforts to obtain non-exclusive licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, materials, concepts, software and methodology necessary for the Company to continue the Six Sigma program in use by the Company prior to the date hereof from the Six Sigma Academy, Maurice L. Berryman, Minitab, Inc., Decisioneering, Inc., PROMODEL Corporation and any other Person with whom GE has a license relating to such Six Sigma program (each, a “Six Sigma Provider”); provided, however, that GE shall not be required to pay any fees or other payments or incur any obligations to enable the Company to obtain any such license or rights; and provided, further, that GE shall not be required to seek broader rights or more favorable terms for Acquiror or the Company than those applicable to GE prior to the date hereof or as may be applicable to GE from time to time thereafter. The parties acknowledge and agree that there can be no assurance that GE’s efforts will be successful or that the Company will be able to obtain such licenses or rights on acceptable terms or at all.

     (b)  Except as provided in the last sentence of Section 3.03, if and to the extent that on or prior to the date hereof the Company has not obtained licenses (or other appropriate rights) from Six Sigma Providers to use, duplicate and distribute, as necessary, materials, concepts, software and methodology for the Company to continue the Six Sigma program in use by the Company prior to the date hereof, the Company shall cease using any and all materials and software owned by the party or parties with whom the Company has been unable to obtain such licenses or other rights and return to GE on the date hereof all such materials and software.

     SECTION 4.02. SAMGE. From and after the date hereof, subject to the other provisions of this paragraph, and for so long as GE continues to hold an interest in Saudi American General Electric Company (“SAMGE”), the Company shall continue to share in the income or loss of SAMGE derived from the sale by SAMGE of the Company’s products and services in the same manner and to the same extent as the Company shared in such income or loss prior to the date hereof. In connection with such arrangements, GE agrees to cause GE International, Inc. (“GE International”) to promptly pay to the Company any net after-tax amounts received by GE International pursuant to an Information Services Management Contract between GE International and SAMGE dated February 16, 1982 (the “Management Contract”) and the Company agrees to promptly reimburse GE International for any net after-tax amounts paid by GE International to SAMGE pursuant to the third paragraph of Article VII of the Management Contract. Acquiror and the Company agree to cause the entity currently named GEIS International, Inc. or another appropriate entity to, within six months of the date hereof, either assume GE International’s obligations under the Management Contract or, alternatively, enter into a new information services management contract with SAMGE in substitution for the Management Contract and, in any event, to obtain a complete release of GE International with respect to its obligations under the Management Contract within six months from the date hereof.

     SECTION 4.03. Software Licenses. If and to the extent requested by Acquiror or the Company, GE shall use commercially reasonable efforts to assist the Company in its efforts to obtain non-exclusive licenses (or other appropriate rights) to use, duplicate and distribute, as necessary in the conduct of its business, certain computer software used by the Company and its Subsidiaries in the conduct of their businesses on or prior to the date hereof and which GE was not obligated to license or assign to the Company pursuant to Sections 5.11 or 5.12 of the Recapitalization Agreement, respectively (collectively “Software Licenses”); provided, however, that GE shall not be required to pay any fees or other payments or incur any obligations to enable the Company to obtain any such license or rights; and provided, further, that GE shall not be required to seek broader rights or more favorable terms for Acquiror or the Company than those applicable to GE prior to the date hereof or as may be applicable to GE from time to time thereafter. The parties will negotiate in good faith certain price adjustments and credits with respect to material Software Licenses not obtained by GE to the extent costs associated with the continued use, duplication or distribution exceeds the aggregate amount of $500,000 per annum over the current expenses paid by the Company and its Subsidiaries per annum.

     SECTION 4.04. Corporate Purchasing Contracts. If and to the extent requested by Acquiror or the Company, GE shall use commercially reasonable efforts to assist the Company in its efforts to obtain purchasing contracts (or other appropriate rights) with certain vendors with whom GE currently has corporate purchasing contracts to enable the Company to continue to purchase goods and services that the Company currently purchases under GE’s corporate purchasing contracts; provided, however, that GE shall not be required to pay any fees or other payments or incur any obligations to enable the Company to obtain any such contracts or rights; and provided, further, that GE shall not be required to seek broader rights or more favorable terms for Acquiror or the Company than those applicable to GE prior to the date hereof or as may be applicable to GE from time to time thereafter. The parties acknowledge and agree that there can be no assurance that GE’s efforts will be successful or that the Company will be able to obtain such contracts or rights on acceptable terms or at all.

     SECTION 4.05. Telecommunications Contracts. If and to the extent requested by Acquiror or the Company, GE shall use commercially reasonable efforts to continue to make available to the Company’s customers the services currently being provided to the Company under the telecommunications services agreements between GE and various telecommunication network providers. On or before the first anniversary of the date hereof, Acquiror and the Company agree to enter into contracts with one or more providers of telecommunications services to replace the services provided to the Company under GE’s telecommunications services agreements. Upon the earlier to occur of (a) the date on which the Company enters into such substitute contract or (b) the first anniversary of the date hereof, GE’s obligations under this Section 4.05 shall cease. Notwithstanding the foregoing, the parties acknowledge and agree that there can be no assurance that GE’s efforts will be successful or that the Company’s customers will continue to have access to such telecommunications services.

ARTICLE V

ADDITIONAL AGREEMENTS

     SECTION 5.01. Leases. (a)  Subject to obtaining any necessary third party consents, which GE shall have used commercially reasonable efforts to obtain on or before the date hereof, GE will continue to lease or sublease to the Company, and the Company shall continue to lease or sublease from GE, the facilities listed on Schedule C hereto for the shorter of twelve (12) months from the date hereof or the duration of the Company’s lease or sublease and on such other terms as are set forth in the applicable lease or sublease, or, in the absence of a lease, sublease or particular terms, on terms consistent with other similar leases on Schedule C. In the event that the Company desires to vacate a facility listed in Schedule C prior to the shorter of twelve months from the date hereof or the duration of the Company’s lease or sublease for such facility, the Company shall provide to GE a notice of its intention to vacate at least ninety (90) days prior to vacating the facility.

     (b)  Subject to obtaining any necessary third party consents, which the Company shall have used commercially reasonable efforts to obtain on or before the date hereof, the Company will continue to lease or sublease to GE, and GE shall continue to lease or sublease from the Company, the facilities listed on Schedule C (ii) hereto for the shorter of twelve (12) months from the date hereof or the duration of GE’s lease or sublease and on such other terms as are set forth in the applicable lease or sublease or, in the absence of a lease, sublease or particular terms, on terms consistent with other similar leases on Schedule C. In the event that GE desires to vacate a facility listed in Schedule C prior to the shorter of twelve (12) months from the date hereof or the duration of GE’s lease or sublease for such facility, GE will provide to the Company a notice of its intention to vacate at least ninety (90) days prior to vacating the facility.

     SECTION 5.02. GE Computer-Based and Other Resources. As of the date hereof, except as otherwise provided in the Transaction Agreements and this Agreement, the Company and its Subsidiaries shall cease to use and shall have no further access to the GE Intranet and other GE owned or licensed computer software, hardware or technology and shall have no access to computer based resources (including e-mail and access to GE computer networks and databases) which require a password or are available on a secured access basis. In addition, as of the date hereof, except as provided in the Transaction Agreements, this Agreement and the Ancillary Agreements, the Company and its Subsidiaries shall cease using (and shall cause their employees to cease using) credit cards and other business services made available by GE or its Affiliates to the Company, its Subsidiaries or its employees prior to the date hereof. Acquiror and the Company agree to use their best efforts to fully implement this provision promptly.

     SECTION 5.03. Employee Benefits Matters. GE shall cooperate with Acquiror and the Company to facilitate the transfer to the Company’s or Acquiror’s systems of employee administration matters, including providing relevant data and information about employees’ compensation, benefits, service history and similar matters to the extent GE has, and the Company does not have, such data and information. If a need is identified to provide certain transition services or if foreign employees (and related matters) cannot be fully transferred to Acquiror on the date hereof, GE and Acquiror agree to negotiate in good faith appropriate transition service arrangements. Notwithstanding the foregoing, to the extent GE has retained obligations with respect to employee benefit plans and arrangements under the Recapitalization Agreement, GE shall continue to administer such plans and arrangements.

     SECTION 5.04. CR&D Matters. If, following the date hereof, the Company or Acquiror on behalf of the Company desires to enter into arrangements with GE’s Corporate Research and Development Facility to continue current research and development services and/or to provide continued research and development services and related consultation to the Company, other than any research and development activities currently ongoing which are the subject of an existing agreement or arrangement between the Company and GE which shall continue after the date hereof in accordance with the terms of the relevant agreement or arrangement, GE and Acquiror shall use commercially reasonable efforts to negotiate in good faith an appropriate arms-length contract for such services.

     SECTION 5.05. Charge Card Administration. (a)  On the terms and subject to the conditions set forth in the Corporate Card Program Agreement dated April 1, 1993 and the Purchasing Card Program Agreement dated September 10, 2000 (together with Corporate Card Program Agreement, the “Program Agreements”), GECF agrees to provide transition services related to Corporate Card administration, Purchasing Card administration and Travel & Living Expense Reporting as specified in Schedule A of this Agreement. On or prior to the date hereof, the Company, GXS Corporation, GXS Holdings, Inc. and the Acquiror (collectively, the “Guarantee Parties”) shall cause the obligations of GE under the Program Agreements with respect to the Company to be assigned to the Company and thereafter, the Company agrees to assume and agrees to pay, perform and discharge when due all liabilities and obligations of GE under the Program Agreements (the “Program Agreements Obligations”), including, but not limited to, making all payments when due as owed and as required of GE under the Program Agreements, and GE shall not retain nor have any responsibility for the Program Agreements Obligations; provided, however, that in the event that the Company fails to pay, perform and discharge when due the Program Agreements Obligations, the Guarantee Parties, jointly and severally, shall pay, perform and discharge when due the Program Agreements Obligations.

     (b)  On or prior to the date hereof, the Guarantee Parties shall cause the Alliance Issuers Guarantee Obligations to be assigned to the Company and thereafter, the Company agrees to assume and agrees to pay, perform and discharge when due Alliance Issuers Guarantee Obligations, and neither GE nor GECF shall retain or have any responsibility for the Alliance Issuers Guarantee Obligations; provided, however, that in the event that the Company fails to pay, perform and discharge when due the Alliance Issuers Guarantee Obligations, the Guarantee Parties, jointly and severally, shall pay, perform and discharge when due the Alliance Issuers Guarantee Obligations.

     SECTION 5.06. Access. (a)  Acquiror and the Company will allow GE reasonable access to the facilities necessary for the performance of the Services listed on Schedule A and will provide necessary systems interface for GE to fulfill its obligations under this Agreement.

     (b)  GE will allow the Acquiror and the Company reasonable access to the facilities necessary for the performance of the Services listed on Schedule B and will provide necessary systems interface for the Acquiror and the Company to fulfill its obligations under this Agreement.

ARTICLE VI

COSTS AND DISBURSEMENTS

     SECTION 6.01. Costs and Disbursements. (a)  Except as set forth in Section 5.05, Schedules A and B hereto set forth with respect to each Service to be provided a description of the charges (the “Service Charges”) for such Service or the basis for the determination thereof. Further, in connection with performance of the Services and in connection with the Undertakings and the Other Arrangements, the Provider may incur certain transition costs and other incidental costs and expenses (including overhead and temporary loss of use of its employees or resources) (the “Other Costs”), which shall, without duplication, either be paid directly by the Recipient or reimbursed to the Provider by the Recipient.

     (b)  The Provider shall deliver an invoice to the Recipient on a monthly basis (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of the Provider) in arrears for the Service Charges, any Other Costs and any other amounts due to the Provider under this Agreement. The Recipient shall pay the amount of such invoice by wire transfer to the Provider within 30 days of the date of such invoice in accordance with Section 2.10 of the Recapitalization Agreement, provided that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency provided, however, in the event the Services have historically (prior to Closing) been billed and settled under the Internal Billing System (“IBS”) methodology, the same methodology shall be used after the Closing for the term as specified in Schedule A. The net settlement under the IBS billing system shall be sent by the last Thursday of the same GE fiscal month; provided, however, that the foreign Affiliates of GE will continue to settle IBS weekly as has been done prior to Closing. If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest on such amount at the Interest Rate from the date the payment was due through the date of payment, all in accordance with Section 2.10 of the Recapitalization Agreement. As soon as practicable after receipt of any reasonable written request by the Recipient, the Provider shall provide the Recipient with data and documentation supporting the calculation of any amount due to the Provider under this Agreement for the purpose of verifying the accuracy of such calculation.

ARTICLE VII

STANDARD FOR SERVICE

     SECTION 7.01. Standard for Service. Except as otherwise provided in this Agreement, and provided that the Provider is not restricted by an existing contract with a third party or by Law, the Provider agrees to perform the Services in accordance with applicable Laws and agrees further that the nature, quality and standard of care applicable to delivery of the

Services shall be no less than those applicable to those Services that the Provider provided to the Recipient immediately prior to the date hereof (the “Standard for Services”). The parties agree to negotiate in good faith service levels for any service provided by Provider to Recipient under this Agreement that has not been provided immediately prior to the date hereof.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

     SECTION 8.01. Limited Liability of a Provider. Notwithstanding the Standard for Services (described above) pursuant to which each Provider will perform, or cause to be performed, each Service, no Provider or its Affiliates or Representatives (each, a “Provider Indemnified Party”) shall have any liability in contract, tort or otherwise to the Recipient or its Affiliates or Representatives for or in connection with any Services (or, in the case of GE Services or the Undertakings, to the Company or their respective Affiliates or Representatives) rendered or to be rendered by any Provider Indemnified Party pursuant to this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services, Undertakings or transactions, except for Losses that have resulted directly from such Provider Indemnified Party’s negligence or breach of its obligations in connection with any such Services, transactions, actions or inactions.

     SECTION 8.02. Additional Limitation on Liability. Notwithstanding any other provision contained in this Agreement, in no event shall GE, the Company or their respective Affiliates or Representatives be liable for any special, indirect, punitive, incidental or consequential losses, damages or expenses, including without limitation, loss of profits.

     SECTION 8.03. Indemnification of Each Provider by the Relevant Recipient. Each Recipient shall indemnify and hold harmless each relevant Provider Indemnified Party from and against any Losses, and reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a party, arising out of the negligence of such Recipient or failure of such Recipient to materially perform any of its obligations hereunder or in connection with any of the Services rendered or to be rendered by a Provider, its Affiliates or their respective Representatives or on behalf of such Recipient pursuant to this Agreement, the transactions contemplated by this Agreement, including the Undertakings, or such Recipient’s actions or inactions in connection with any such Services, Undertakings or transactions; provided, however, that such Recipient shall not be responsible for any Losses of such Provider Indemnified Party that have resulted from such Provider Indemnified Party’s gross negligence or willful misconduct in connection with any of the transactions, actions or inactions referred to above.

     SECTION 8.04. Indemnification of Each Recipient by the Relevant Provider. Each Provider shall indemnify and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Losses, and reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient

Indemnified Party is a party, arising out of the negligence of such Provider or failure of such Provider to materially perform any of its obligations hereunder or in connection with any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, the transactions contemplated by this Agreement, including the Undertakings, or such Provider’s actions or inactions in connection with any such Services, Undertakings or transactions; provided that such Provider shall not be responsible for any Losses of such Recipient Indemnified Party that have resulted from such Recipient Indemnified Party’s gross negligence or willful misconduct in connection with any of the transactions, actions or inactions referred to above.

     SECTION 8.05. Indemnification of GE Indemnified Parties. Notwithstanding any other indemnification provision contained herein, subject to Section 8.02 and without duplication, Acquiror and the Company shall indemnify and hold harmless each GE Indemnified Party on an After-Tax Basis from and against any Losses, and reimburse each GE Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any GE Indemnified Party is a party, arising out of or in connection with any breach by Acquiror, the Company, or their respective Representatives or Affiliates of any of their representations, warranties, covenants or agreements referred to in Articles II, III, IV or V of this Agreement.

     SECTION 8.06. Indemnification of Acquiror Indemnified Parties. Notwithstanding any other indemnification provision contained herein, subject to Section 8.02 and without duplication, GE shall indemnify and hold harmless each Acquiror Indemnified Party on an After-Tax Basis from and against any Losses, and reimburse each Acquiror Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Acquiror Indemnified Party is a party, arising out of or in connection with any breach by GE, or its Representatives or Affiliates of any of their representations, warranties, covenants or agreements contained in Articles II, III, IV or V of this Agreement.

     SECTION 8.07. Indemnification Procedures. The matters set forth in Sections 10.03 and 10.04 of the Recapitalization Agreement shall be deemed incorporated into and a part of this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

     SECTION 9.01. Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), GE and Acquiror shall negotiate in good faith in an attempt to resolve such Dispute amicably between themselves at the operational level. If such Dispute has not been resolved to the mutual satisfaction of GE and Acquiror within 20 Business Days (or such longer period as the parties may agree), then at the request of either party the matter shall be submitted to the Chief Financial Officers of GE and Acquiror for their consideration. In the event that such Chief Financial Officers are unable to resolve such Dispute within an additional 20 Business Day period (or such longer period as the parties may agree), such Dispute will be resolved in accordance with the judicial process referred to in Section 11.11 of the Recapitalization Agreement.

ARTICLE X

TERMINATION

     SECTION 10.01. Termination. (a)  (i) A Recipient may from time to time terminate this Agreement with respect to one or more Services or Undertakings, in whole but not in part, upon giving at least 90 days prior written notice to the Provider, and (ii) a Provider may terminate this Agreement with respect to one or more Services or Undertakings, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service or Undertaking, and such failure shall have continued without cure for a period of 30 days after receipt by the Recipient of a notice of such failure from the Provider.

     (b)  With respect to the Program Agreements described in Section 5.05, in addition to GECF’s right to terminate its services to the Company under this Agreement for any reason as currently provided in the Program Agreements, GECF shall have the right to terminate corporate charge Cards, purchasing Cards and Accounts (as such terms are defined in the respective Program Agreements) and any other services under the Program Agreements if, in the first instance, the Company, and in the second instance, the Guarantee Parties fail to pay, perform and discharge when due the Program Agreements Obligations.

     (c)  Each party agrees that prior to exercising its rights under clause (a)(i) of Section 10.01, it will use reasonable efforts to consult for a reasonable period of time with the other party in advance of such termination and its implementation.

     SECTION 10.02. Effect of Termination. Upon termination of any Service or Undertaking pursuant to this Agreement, the relevant Provider will have no further obligation to provide the terminated Service or Undertaking, and the relevant Recipient will have no obligation to pay any future Service Charges or Other Costs relating to any such Service or Undertaking, and upon termination of this Agreement in accordance with its terms, no Provider will have any further obligation to provide any Service or Undertaking, and no Recipient will have any obligation to pay any Service Charges or Other Costs relating to any Service or Undertaking or make any other payments under this Agreement; provided, however, that notwithstanding any such termination the relevant Recipient shall remain obligated to the relevant Provider for Service Charges, Other Costs and any other fees, costs and expenses owed and payable in respect of Services and/or Undertakings provided prior to the effective date of termination. In connection with termination of any Service or Undertaking, the provisions of this Agreement not relating solely to such terminated Service or Undertaking shall survive any such termination, and in connection with a termination of this Agreement, the Limited Liability, Indemnification and General Provisions and all confidentiality obligations shall continue to survive indefinitely. Notwithstanding the aforementioned, the obligations of a party as described in Section 11.04 and its Affiliates with respect to Confidential Information disclosed to such party or its Affiliates in connection with this Agreement shall cease, and such party and its Affiliates shall have no further obligations relating thereto, with respect to any such Confidential Information to the extent the recipient can demonstrate, by clear and convincing evidence, that such Confidential Information: (a) was generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the recipient; (b) is in the recipient’s possession at the time of disclosure otherwise than as a result of recipient’s breach of any legal obligation; (c) becomes known to the recipient through disclosure by sources other than the disclosing party having the legal right to disclose such Confidential Information; (d) is independently developed by the recipient without reference to or reliance upon the Confidential Information; or (e) is required to be disclosed by the recipient to comply with applicable laws or governmental regulations, provided that the recipient provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. As used herein “Confidential Information” means all materials, trade secrets or other technical information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a party’ s technology, products, business information or objectives, which is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing party to the other party. For purposes of this definition, the contents of this Agreement, the terms and conditions, including pricing, under which GE obtains third party products and/or services shall be deemed Confidential Information.

     SECTION 10.03. Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided always that such party (or such Person) shall have exercised reasonable due diligence to minimize the effect of Force Majeure on its obligations.

ARTICLE XI

GENERAL PROVISIONS

     SECTION 11.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business.

     SECTION 11.02. Subcontractors. Any Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that, subject to Sections 8.01 and 8.02 above, such Provider shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope of the Services, the Standard for Services and the content of the Services provided to the relevant Recipient.

     SECTION 11.03. Further Assurances. (a)  Acquiror shall take any and all necessary actions to cause and enable the Company to comply with all of the provisions of this Agreement, and Acquiror agrees to be jointly and severally liable for any payment or reimbursement required to be made by the Company pursuant to this Agreement, including, without limitation, pursuant to Articles VI and VIII.

     (b)  If any party hereto identifies a need for additional or other transition services to be provided by or on behalf of GE or the Company, whether prior to or within three months after the date hereof, the parties hereto agree to negotiate in good faith to provide such requested services. To the extent practicable, such additional or other services shall be provided on terms substantially similar to those applicable to Services of similar types and otherwise on terms consistent with those contained in this Agreement.

     SECTION 11.04. Treatment of Confidential Information. Each party hereto shall maintain the Confidential Information of each of the other parties disclosed in connection with this Agreement in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

     SECTION 11.05. Additional Termination Provisions. GE’s obligations and the rights of Acquiror and the Company under this Agreement shall terminate at such time as the Company is no longer a direct or indirect Subsidiary of (or if merged or liquidated, the assets of which are no longer owned and controlled directly or indirectly by) Acquiror (or with respect to any Subsidiary of the Company, at such time as such Subsidiary is no longer a direct or indirect Subsidiary of the Company or Acquiror) or in the event of a change in control of Acquiror.

     SECTION 11.06. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.05):

(a)	if to GE:

General Electric Company 3135 Easton Turnpike, W3A24 Fairfield, CT 06431
	Attention:	Vice President and Senior Counsel for Transactions
	Facsimile:	(203) 373-3008

with a copy to: Shearman & Sterling 599 Lexington Avenue New York, NY 10022
Attention: Facsimile:	John A. Marzulli, Jr. (212) 848-7179

if to the Acquiror or the Company: Global Acquisition Company c/o Francisco Partners, L.P. 2882 Sand Hill Road, Suite 280 Menlo Park, CA 94025
Attention: Facsimile:	Gerald R. Morgan (650) 233-2999

with a copy to: Jones, Day, Reavis & Pogue 2882 Sand Hill Road, Suite 240 Menlo Park, CA 94025
Attention: Facsimile:	S.M. McAvoy (650) 739-3900

and GXS Corporation 100 Edison Park Drive Gaithersburg, MD 20878
Attention:	Vice President and General Counsel
Facsimile:	301-340-4251

     SECTION 11.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

     SECTION 11.08. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

     SECTION 11.09. No Third-Party Beneficiaries. Except as provided in Article VIII with respect to GE Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 11.10. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

     SECTION 11.11. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including, without limitation,” unless otherwise specified, (d) the word “or” shall not be exclusive, (e) provisions shall apply, when appropriate, to successive events and transactions, (f) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements and (g) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     SECTION 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

     SECTION 11.13. No Right to Set-Off. The Recipient shall pay the full amount of costs and disbursements including Other Costs incurred under this Agreement, and shall not set-off, counterclaim, or otherwise withhold any other amount owed to the Provider on account of any obligation owed by the Provider to the Recipient.

     IN WITNESS WHEREOF, GE, RMS and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By: /s/ Ronald J. Herman Name: Ronald J. Herman Title: General Manager – Global Mergers & Acquisitions

GXS HOLDINGS, INC. f/k/a RMS ELECTRONIC COMMERCE SYSTEMS, INC.

By: /s/ Bruce E. Hunter Name: Bruce E. Hunter Title: Senior Vice President & General Counsel

GLOBAL ACQUISITION COMPANY

By: /s/ Brian J. Ruder Name: Brian J. Ruder Title: President & Treasurer

     IN WITNESS WHEREOF, for purposes of Sections 5.05, 6.01 and 10.01 only, GECF and GXS Corporation have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GE CAPITAL FINANCIAL INC.

By: /s/ Bizent P. Wallace Name: Bizent P. Wallace Title: EVP, CFO

GXS CORPORATION

By: /s/ Jean-Jacques Charhon Name: Jean-Jacques Charhon Title: Senior Vice President & Chief Financial Officer